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                                                                    EXHIBIT 99.1

APPLIED MATERIALS

Release:       Immediate
Contact:       Carolyn Schwartz (investment community)
               (408) 748-5227
               Jeffrey Lettes (editorial/media)
               (408) 563-5161

                    APPLIED MATERIALS ADOPTS NEW STOCKHOLDER

                       RIGHTS PLAN TO REPLACE EXPIRED PLAN

               SANTA CLARA, California, July 7, 1999 - Applied Materials, Inc. today announced that it has adopted a new stockholder rights plan to replace the plan that expired last month. Like the expired plan, the new plan is designed to protect long-term value for stockholders by preventing or deterring coercive or unfair takeover tactics and strengthening the Board of Directors' ability to respond to an unsolicited takeover bid.

               Consistent with the commitment made in Applied Materials' 1999 Annual Meeting proxy statement, the new plan includes a "Three-Year Independent Director Evaluation" provision. Pursuant to this feature, a newly created committee of the Board of Directors, composed only of independent directors, will review the new plan at least every three years. This committee will communicate its conclusions to the full Board of Directors after each review, including any recommendation as to whether the plan should be modified or the rights issued under the plan should be redeemed.

               The plan is similar to stockholder rights plans adopted by over 2,200 publicly held companies. The plan was not adopted in response to any specific effort to acquire control of Applied Materials, and Applied Materials is not aware of any such effort.

               The issuance of the rights has no dilutive effect and will not affect reported earnings per share, will not be taxable to the stockholders or to Applied Materials and will not change the way in which stockholders can currently trade Applied Materials common stock.

               Under the new plan, if any person or group acquires 20 percent or more of Applied Materials' outstanding common stock, other than pursuant to a tender offer for all shares approved by the Board, each right not owned by such person or group will entitle its holder to purchase Applied Materials' common stock having a market value equal to twice the exercise price of $375. In addition, if Applied Materials is acquired through a merger or other business combination transaction or sells more than 50 percent of its assets, in certain instances after the rights have been triggered, rights that have not previously been exercised (except rights held by the person or related parties whose stock ownership

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triggered the rights) will entitle the holder to purchase common shares of the acquiring company having a market value equal to twice the exercise price.

               In order to implement the new plan, the Board of Directors has declared a dividend distribution of the rights. The distribution will be payable to stockholders of record as of July 18, 1999. Applied Materials may redeem the rights at $.01 per right at any time until the tenth business day following the announcement that a 20 percent position has been acquired. Unless earlier redeemed, the rights will expire on July 6, 2009. A letter describing the rights will be mailed to all Applied Materials stockholders shortly.

               Separately, the Board of Directors amended Applied Materials' bylaws to require that future amendment or repeal of bylaw provisions by stockholders may be effected only by the affirmative vote of the holders of a majority of the outstanding shares of Applied Materials common stock. The same stockholder vote is required for stockholder approval of changes to Applied Materials' certificate of incorporation.

               Applied Materials, Inc. is a Fortune 500 global growth company and the world's largest supplier of wafer fabrication systems and services to the global semiconductor industry. Applied Materials is traded on the Nasdaq National Market under the symbol, "AMAT." Applied Materials' website is http://www.appliedmaterials.com.

               The Company assumes no obligation to update the information in this press release.

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